Exhibit_23-2

Mantyla MCREYNOLDS LLC

The CPA. Never Underestimate The Value

March 16, 2007

United States Securities and Exchange Commission 450 5th Street, N.W. Washington, D.C. 20549

Re: Consent to be named in the Form SB-2 Registration Statement, for the registration of 21,092,000 shares of common stock of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.).

Ladies and Gentlemen:

We consent to the use in this Registration Statement of Acorn Acquisition Corp. (Formerly Syntony Group, Inc.), on Form SB-2 of our report dated January 31, 2006, appearing in the financial statements for the year ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in the above referenced Registration Statement.

Sincerely,

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC Salt Lake City, Utah

5872 South 900 East, Suite 250,

Salt Lake City, Utah 84121

Tel (801) 269-1818

Fax (801) 266-3481